Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Macerich Company:

We consent to the use of our reports dated February 25, 2020, with respect to the consolidated balance sheets of The Macerich Company as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement Schedule III – Real Estate and Accumulated Depreciation, and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 25, 2020 includes an explanatory paragraph related to The Macerich Company’s change in method of accounting for leases as of January 1, 2019 due to the adoption of FASB Accounting Standards Codification topic 842 (ASC 842), Leases.

Our report dated February 25, 2020 also includes an explanatory paragraph related to The Macerich Company’s change in method of accounting for certain historical property sales as of January 1, 2018 due to the adoption of FASB Accounting Standards Update 2014-09, Revenue from Contracts With Customers (ASC 606).

/s/ KPMG LLP

KPMG LLP

Los Angeles, California

August 5, 2020